Exhibit 10.16

AMENDMENTS TO ADVANCED POLYMER SYSTEMS, INC.

NON-QUALIFIED STOCK PLAN

The Advanced Polymer Systems, Inc., Non-Qualified Stock Plan (the “Plan”) is hereby amended as follows:

(i)           Section 2(b) is hereby amended by deleting therefrom “or (ii) are employees, but not officers and directors of the Company”.

(ii)           Section 3 is hereby amended by confirming the provision by the Company’s Board of Directors that the total number of shares of the Company’s Common Stock reserved and available for issuance pursuant to awards under the Plan shall be 1,062,500 shares.

(iii)           Section 5(b)(iii) is hereby amended by changing 85% to 100%.

(iv)           Section 7 is hereby deleted in its entirety and there is substituted for it a new Section 7 as follows:

“SECTION 7.  STOCK APPRECIATION RIGHTS.

(a)           General Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan.  The Administrator may grant Stock Appreciation Rights to eligible participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator.  The specific terms and conditions applicable to the participant shall be provided for in the Stock Award Agreement.  Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Stock Award Agreement.

(b)           Exercise of Stock Appreciation Right.  Upon the exercise of a Stock Appreciation Right, in whole or in part, the participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of shares of Stock covered by the exercised portion of the Stock Appreciation Right, over the Fair Market Value on the Grant Date of the Stock covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Stock subject to the Award as the Administrator may determine).  The amount due to the participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Administrator and may be in cash, shares of Stock or a combination thereof, over the period or periods specified in the Stock Award Agreement.  A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any participant.  A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

(c)           Nonassignability of Stock Appreciation Rights.  Except as determined by the Administrator, no Stock Appreciation Right shall be assignable or otherwise transferable by the participant, except by will or by the laws of descent and distribution.”

(v)           Section 1(xx) is hereby amended by changing “Stock Purchase Right” to “Stock Appreciation Right”.

IN WITNESS WHEREOF, pursuant to authority granted by the Board of Directors of Advanced Polymer Systems, Inc., the Compensation and Stock Option Committee hereby adopts the above amendments on November 12, 2007.

ADVANCED POLYMER SYSTEMS, INC.

Compensation and Stock Option Committee

By:
Toby Rosenblatt, Chairman